Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-267140 on Form S-4 of our reports dated March 1, 2022 relating to the financial statements of Romeo Power, Inc. and the effectiveness of Romeo Power, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Romeo Power, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 27, 2022